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                                                                    EXHIBIT (18)


                               MULTI-CLASS PLAN


  The Santa Barbara Group of Mutual Funds (the "Company") intends to issue two classes of shares of the Starbuck Tisdale Growth and Income Fund, pursuant to Rule 18f-3, Class C shares and Class Y shares. The company further intends to issue at a later time, a second series of shares as the Bender Growth Fund with three classes, Class A shares, Class C shares and Class Y shares. In connection therewith, the shares shall be issued in accordance with the following conditions:

1. Each class of shares will represent interests in the same portfolio of investments of a Fund and be identical in all respects, except as set forth below. The only differences among various classes of shares of the same Fund will relate solely to: (a) the designation of each class of shares of a Fund;
(b) the impact of the respective sales charges, if any, for each class of shares (e.g., Class A shares would be subject to a front-end sales load, Classes C & Y
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shares would not be subject to a front-end sales load, however, Class C would be subject to a 1% contingent deferred sales load); (c) expenses assessed to a class as a result of a Rule 12b-1 plan providing for a service and/or distribution fee (e.g., Class A shares would pay a service fee; and Class C
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shares would pay a service fee and a distribution fee; and Class Y shares would not pay a service fee or a distribution fee); (d) different expenses which the Board of Directors of a Fund determines to allocate to a specific class ("class-specific expenses"), which are limited to: (i) transfer agency fees as identified by the transfer agent as being attributable to a specific class; (ii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders;
(iii) Blue Sky registration fees incurred by a class of shares; (iv) Commission registration fees incurred by a class of shares; (v) the expenses of administrative personnel and services as required to support the shareholders of a specific class; (vi) litigation or other legal expenses relating solely to one class of shares; and (vii) directors' fees incurred as a result of issues relating to one class of shares; (e) voting rights on matters exclusively affecting one class of shares (e.g., the adoption, amendment or termination of a
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Rule 12b-1 plan) in accordance with the procedures set forth in Rule 12b-1; (f)
the difference exchange privileges of the various classes of shares as described in the prospectuses (and as more fully described in the statements of additional information) of the Funds; and (g) classes that impose a 12b-1 fee may convert to another class. Any additional

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incremental expenses not specifically identified above that are subsequently identified and determined to be properly allocated to one class of shares shall not be so allocated until approved by the Commission.

2. The Directors of each of the Funds, including a majority of the Independent Directors, shall have approved the Variable Pricing System, prior to the implementation of the Variable Pricing System by a particular Fund. The minutes of the meetings of the Directors of each of the Funds regarding the deliberations of the Directors with respect to the approvals necessary to implement the Variable Pricing System will reflect in detail the reasons for determining that the proposed Variable Pricing System is in the best interest of the Fund and its shareholders.

3. The initial determination of the class-specific expenses, if any, that will be allocated to a particular class of a Fund and any subsequent changes thereto will be reviewed and approved by a vote of the Directors of the affected Fund, including a majority of the Independent Directors. Any person authorized to direct the allocation and disposition of monies paid or payable by a Fund to meet class-specific expenses shall provide to the Directors, and the Directors shall review, at least quarterly, a written report of the amounts so expended and the purpose for which the expenditures were made.

4. On an ongoing basis, the Directors of the Funds, pursuant to their fiduciary responsibilities under the 1940 Act and otherwise, will monitor each Fund for the existence of any material conflicts among the interests of the various classes or shares. The Directors, including a majority of the Independent Directors, shall take such action as is reasonably necessary to eliminate any such conflicts that may develop. The Adviser of the affected Fund and Ascher/Decision will be responsible for reporting any potential or existing conflicts to the Directors. If a conflict arises, the Adviser of the affected Fund and Ascher/Decision at their own costs will remedy such conflict up to and including establishing a new registered management investment company.

5. The Directors of the Funds will receive quarterly and annual statements concerning distribution and shareholder servicing expenditures complying with paragraph (b)(3)(ii) of Rule 12b-1, as it may be amended from time to time. In the statements, only expenditures properly attributable to the sale or servicing of a

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    particular class of shares will be used to justify any distribution or servicing fee charged to that class. Expenditures not related to the sale or servicing of a particular class will not be presented to the Directors to justify any fee attributable to that class. The statements, including the allocations upon which they are based, will be subject to the review and approval of the Independent Directors in the exercise of their fiduciary duties.

6. Dividends paid by a Fund with respect to each class of shares, to the extent any dividends are paid, will be calculated in the same manner, at the same time, on the same day and will be in the same amount, except that fee payments made under the Rule 12b-1 plan relating to a particular class will be borne exclusively by each such class and except that any class-specific expenses will be borne by the applicable class of shares.

7. The methodology and procedures for calculating the net asset value and dividends/distributions of the various classes and the proper allocation of income and expenses among the various classes will be reviewed by the Fund's Auditors. The Auditors will render reports, stating that such methodology and procedures are adequate to ensure that such calculations and allocations will be made in an appropriate manner. On an ongoing basis, the Auditors will monitor the manner in which the calculations and allocations are being made and, based upon such review, will render at least annually a report to the Funds that the calculations and allocations are being made and, based upon such review, will render at least annually a report to the Funds that the calculations and allocations are being made properly.

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8.  The Company has adequate facilities in place to ensure implementation of the methodology and procedures for calculating the net asset value and dividends/distributions amount the various classes of shares and the proper allocation of income and expenses among such classes of shares.

9. Ascher/Decision will adopt compliance standards as to when shares of a particular class may appropriately be sold to particular investors. Applicants will require all persons selling shares of the Funds to agree to conform to these standards.

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